Exhibit 99.1

MathStar, Inc. Announces Filing of Annual Report on Form 10-K and Receives
Going Concern Opinion

          PORTLAND, Ore., April 7 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the FPOA leader, today announced it had filed its annual report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission on March 31, 2006 and that report included a going concern qualification.

          NASDAQ rules require a listed company to publicly announce if its annual report includes an audit opinion containing a “going concern” -- that is, a paragraph from the company’s independent accountants expressing substantial doubt as to the company’s ability to continue to meet its obligations over the next 12 months.

          MathStar said that its cash balances and planned cash utilization over the next twelve months, coupled with its limited operating history were reasons cited by its independent auditors.

          “During our quarterly earnings conference call,” stated Douglas M. Pihl, Chief Executive Officer and President, “we addressed the issue of raising additional funds before the end of the year.  We believe we will be successful in raising any additional capital required t fund the ongoing operations of MathStar.”

          About MathStar, Inc.

          MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called “Field Programmable Object Arrays,” or FPOAs. FPOAs are high-performance, reprogrammable integrated circuits based on proprietary Silicon Object(TM) technology. FPOAs process logic functions at a clock rate up to 1 Gigahertz, which is two to four times faster than current commercially available programmable logic devices. MathStar’s flagship product, the SOA13D40 FPOA represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit http://www.mathstar.com .

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Prospectus dated October 26, 2005 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
           -0-                                                       04/07/2006
           /CONTACT:  Douglas M. Pihl or James W. Cruckshank, both of MathStar, Inc., 1-503-726-5500, or info@mathstar.com/
           /Web site:  http://www.mathstar.com /